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                                                                  Exhibit 10.5

                                                                  EXECUTION COPY






                         RIGHT OF NEGOTIATION AGREEMENT

                                     BETWEEN

                         METROMEDIA FIBER NETWORK, INC.,

                                       AND

                            VERIZON INVESTMENTS INC.



                           DATED AS OF OCTOBER 1, 2001

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I   DEFINITIONS 1

            Section 1.1  Certain Definitions ................................  1

ARTICLE II  RIGHT OF NEGOTIATION ............................................  5

            Section 2.1  Right of Negotiation ...............................  5

ARTICLE III  REPRESENTATIONS AND WARRANTIES .................................  6

            Section 3.1  Representations and Warranties of the Company ......  6

            Section 3.2  Representations and Warranties of Verizon ..........  7

ARTICLE IV  MISCELLANEOUS ...................................................  8

            Section 4.1  Specific Performance ...............................  8

            Section 4.2  Entire Agreement ...................................  8

            Section 4.3  Amendment ..........................................  8

            Section 4.4  Term ...............................................  8

            Section 4.5  Severability .......................................  9

            Section 4.6  Notices ............................................  9

            Section 4.7  Governing Law ...................................... 10

            Section 4.8  Successors and Assigns ............................. 10

            Section 4.9  Interpretation ..................................... 10

            Section 4.10 Counterparts ....................................... 10


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                                                                  EXECUTION COPY

                         RIGHT OF NEGOTIATION AGREEMENT

       RIGHT OF NEGOTIATION AGREEMENT, dated as of October 1, 2001 (this "AGREEMENT"), by and among Metromedia Fiber Network, Inc., a Delaware corporation (the "COMPANY"), and Verizon Investments Inc., a Delaware corporation ("VERIZON").

                              W I T N E S S E T H:

       WHEREAS, the Company and Verizon are parties to the Note Purchase Agreement, of even date herewith (the "PURCHASE AGREEMENT"), pursuant to which, among other things, Verizon has agreed to purchase from the Company $50,000,000 in principal amount of the Company's 8.5% Senior Secured Convertible Notes due 2011; and

       WHEREAS, each of the parties hereto acknowledges and agrees that, as a condition to Verizon's willingness to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, Verizon has required, among other things, that the Company enter into, and the Company has agreed to enter into, this Agreement;

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

       Section 1.1 Certain Definitions. As used in this Agreement:

       (a) The term "ACQUISITION TRANSACTION" shall mean any transaction or series of transactions that would, if consummated, result in any of the following: (i) any Person or Group, other than a Permitted Holder, becoming the Beneficial Owner, directly or indirectly, of 35% or more of the Voting Stock (measured by voting power rather than number of shares) (for the purposes of this clause, such other Person shall be deemed to Beneficially Own any voting stock of a specified corporation held by a parent corporation if such other person beneficially owns, directly or indirectly, more than 35% of the voting stock (measured by voting power rather than by number of shares) of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of voting stock (measured by voting power rather than by number of shares) of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation),
(ii) the Company consolidating or merging with or into any other Person, or any Person consolidating with, or merging with or into, the Company, other than a consolidation or merger (a) of the Company into a wholly owned subsidiary of the Company or (b) pursuant to a transaction in which the outstanding Voting Stock is changed into or exchanged for cash, securities or other

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property with the effect that the beneficial owners of the outstanding Voting
Stock immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the voting stock (measured by voting power rather than number of shares) of the surviving corporation immediately following such transaction, (iii) the Transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person other than a wholly owned subsidiary of the Company or a Permitted Holder or a Person more than 50% of the voting stock (measured by voting power rather than by number of shares) of which is owned, directly or indirectly, following such transaction or transactions by the Permitted Holders, including any such Transfer made in accordance with any applicable provision of United States Code, 11 U.S.C. sections 101 ET SEQ. (or any successor statute thereto); PROVIDED, HOWEVER, that Transfers in the ordinary course of business of capacity on fiber optic or cable systems owned, controlled or operated by the Company or any of its Subsidiaries or of telecommunications capacity or transmission rights, rights of way or conduit acquired by the Company or any of its Subsidiaries for use in the business of the Company or any of its Subsidiaries, including, without limitation, for sale, lease, transfer, conveyance or other disposition, in the ordinary course of business, to any customer of the Company or any Subsidiaries shall not be deemed a disposition of assets for purposes of this clause (iii), or (iv) the adoption of a plan relating to the total liquidation of the Company.

       (b) The term "ACQUISITION PROPOSAL" shall have the meaning given to such term in Section 2.1(a) hereof.

       (c) The term "ACQUISITION PROPOSAL NOTICE" shall have the meaning given to such term in Section 2.1(a) hereof.

       (d) The term "AFFILIATE" shall have the meaning given to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended or any successor act thereto, and the rules and regulations promulgated thereunder from time to time.

       (e) The term "AGREEMENT" shall have the meaning given to such term in the introductory paragraph hereof.

       (f) The terms "BENEFICIAL OWNERSHIP" and "BENEFICIAL OWNER" shall have the meanings given such terms in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended or any successor act thereto, and the rules and regulations promulgated thereunder.

       (g) The term "BUSINESS DAY" means any day other than a Legal Holiday.

       (h) The term "CLASS A COMMON STOCK" shall mean the Company's Class A Common Stock, par value $.01 per share.

       (i) The term "CLASS B COMMON STOCK" shall mean the Company's Class B Common Stock, par value $.01 per share.


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       (j) The term "COMPANY" shall mean Metromedia Fiber Network, Inc., a
Delaware corporation, and any successor thereto.

       (k) The term "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

       (l) The term "GOVERNMENTAL ENTITY" shall mean any nation or government, any state, local or other political subdivision thereof, any court, arbitrator, official, agency, department or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state or local governmental or regulatory agency, authority, commission or instrumentality.

       (m) The term "GROUP" shall have the meaning given such term in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended or any successor act thereto, and the rules and regulations promulgated thereunder.

       (n) The term "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

       (o) The term "NEGOTIATION PERIOD" shall have the meaning given to such term in Section 2.1(b) hereof.

       (p) The term "PERMITTED HOLDER" shall mean Metromedia Company, its general partners and their respective Related Persons and Persons that would constitute a Class B Permitted Holder, each as defined in the Company's Amended and Restated Certificate of Incorporation as in effect on the date hereof.

       (q) The term "PERSON" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether foreign, federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

       (r) The term "SIGNIFICANT ASSET DISPOSITION" shall mean any Transfer, in one or a series of related transactions by the Company or one of its Subsidiaries to a Third Party of assets (other than cash) that have an aggregate book value (as determined in accordance with GAAP) of at least $390 million, including any such Transfer made in accordance with any applicable provision of United States Code, 11 U.S.C. sections 101 ET SEQ. (or any successor statute thereto), other than (x) a sale of all or substantially all of the assets of the Company and its Subsidiaries (which shall be deemed an Acquisition Transaction under clause (iii) of the definition of such term), or (y) any Transfer in the ordinary course of business of capacity on fiber optic or cable systems owned, controlled or operated by the Company or any of its Subsidiaries or of telecommunications capacity


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or transmission rights, rights of way or conduit acquired by the Company or any of its Subsidiaries for use in the business of the Company or any of its Subsidiaries, including, without limitation, for sale, lease, transfer, conveyance or other disposition, in the ordinary course of business, to any customer of the Company or any of its Subsidiaries, shall not be deemed a Significant Asset Disposition.

       (s) The term "SIGNIFICANT ASSET DISPOSITION PROPOSAL" shall have the meaning given to such term in Section 2.1(a) hereof.

       (t) The term "SIGNIFICANT ASSET DISPOSITION PROPOSAL NOTICE" shall have the meaning given to such term in Section 2.1(a) hereof.

       (u) The term "SUBSIDIARY" means (i) any corporation of which an aggregate of 50% or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by the Company and/or one or more Subsidiaries of the Company, and
(ii) any partnership, joint venture or other entity in which the Company and/or one or more Subsidiaries of the Company shall have an interest (whether in the form of voting or participation in profits or capital contributions) of 50% or more.

       (v) The term "THIRD PARTY" shall mean any Person other than (i) Verizon or any of its Affiliates or (ii) the Company .

       (w) The term "TRANSFER" (including, with correlative meaning, "Transferred") shall mean any, direct or indirect, offer, sale, lease, conveyance, transfer, assignment, exchange, grant of an option or right to purchase, or other disposition of any kind.

       (x) The term "VERIZON PARTY" shall have the meaning given to such term in
Section 2.1(b) hereof.

       (y) The term "VOTING STOCK" shall mean (i) the Class A Common Stock, the Class B Common Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency), and (ii) the common stock and any other securities issued by any successor to the Company pursuant to a merger, consolidation or reorganization having the ordinary power to vote in the election of directors of such successor company (other than securities having such power only upon the happening of a contingency).


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                                   ARTICLE II

                              RIGHT OF NEGOTIATION

       Section 2.1 RIGHT OF NEGOTIATION.

       (a) If the Company (or, in the case of clause (ii), any Subsidiary of the Company) (i)(x) desires, proposes or determines, or is actively considering in response to an oral offer or proposal, to effect an Acquisition Transaction, or
(y) receives a bona fide written offer from a Third Party (determined in good faith by the Company) with respect to an Acquisition Transaction (in any case under clause (i)(x) or (i)(y), an "ACQUISITION PROPOSAL"), or (ii)(x) desires, proposes or determines, or is actively considering in response to an oral offer or proposal, to effect a Significant Asset Disposition, or (y) receives a bona fide written offer from a Third Party (determined in good faith by the Company or the relevant Subsidiary) with respect to a Significant Asset Disposition (in any case under clause (ii)(x) or (ii)(y), a "SIGNIFICANT ASSET DISPOSITION PROPOSAL"), then the Company shall promptly provide written notice to Verizon of such Acquisition Proposal or of such Significant Asset Disposition Proposal (to the extent such notice pertains to an Acquisition Proposal, the "ACQUISITION PROPOSAL NOTICE"; and to the extent such notice pertains to a Significant Asset Disposition Proposal, the "SIGNIFICANT ASSET DISPOSITION PROPOSAL NOTICE"). Any Significant Asset Disposition Proposal Notice shall include a complete and accurate description of the material terms and conditions of the Significant Asset Disposition Proposal, including, without limitation, a description of the assets contemplated to be Transferred in the proposed Significant Asset Disposition.

       (b) Assuming Verizon (or its designee referred to below) enters into a customary confidentiality agreement, for a period of ten (10) Business Days following the receipt by Verizon of an Acquisition Proposal Notice or a Significant Asset Disposition Proposal Notice (the "NEGOTIATION PERIOD"), Verizon or its designee (which designee shall be an Affiliate of Verizon that is, directly or indirectly, 100% owned by Verizon Communications Inc. or is otherwise acceptable to the Company) (the "VERIZON PARTY"), shall have the nonexclusive right to negotiate with the Company, and to conduct reasonable and customary due diligence, in connection with the proposed Acquisition Transaction or the proposed Significant Asset Disposition, as the case may be. If, during the Negotiation Period, the Verizon Party offers or otherwise proposes to effect, or seeks to negotiate with the Company with respect to, an Acquisition Transaction or a Significant Asset Disposition (with respect to the same assets subject to the Significant Asset Disposition Proposal), as the case may be, then the Company shall negotiate with the Verizon Party, and cooperate with its due diligence inquiries, in good faith during the remainder of the Negotiation Period; PROVIDED, HOWEVER, that the Company shall not be under any obligation to accept any such offer or other proposal made by the Verizon Party to effect an Acquisition Transaction or a Significant Asset Disposition or to accept any other offer.

       (c) During the Negotiation Period, the Company shall not (and shall cause its Subsidiaries not to), directly or indirectly, enter into any exclusivity agreement or any definitive agreement (other than a customary confidentiality agreement) with any


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Third Party with respect to or otherwise relating to the subject Acquisition
Proposal or Significant Asset Disposition Proposal, as the case may be.

       (d) If the Company and the Verizon Entity have not entered into an exclusivity agreement or a definitive agreement with respect to or otherwise relating to the subject Acquisition Transaction or Significant Asset Disposition, as the case may be, then the Company shall have a period of 90 calendar days following the expiration of the Negotiation Period to enter into an exclusivity agreement or definitive agreement with a Third Party with respect to or otherwise relating to the subject Acquisition Proposal or Significant Asset Disposition Proposal, as the case may be (it being understood that the Company shall not be obligated to enter into any such agreement); PROVIDED, HOWEVER, that if any such exclusivity or definitive agreement is not so entered into with a Third Party within such 90-day period, the provisions of Section 2.1(a) shall again be applicable with respect to the subject Acquisition Proposal or Significant Asset Disposition Proposal, as the case may be; and PROVIDED FURTHER, HOWEVER, that, if the Company enters into an exclusivity agreement or definitive agreement with a Third Party with respect to or otherwise relating to the subject Acquisition Proposal or Significant Asset Disposition Proposal during such 90-day period and the Acquisition Transaction or the Significant Asset Disposition contemplated by such agreement is not consummated and such agreement is terminated, the provisions of Section 2.1(a) shall again be applicable with respect to the subject Acquisition Proposal or Significant Asset Disposition Proposal, except if such exclusivity or definitive agreement is terminated by the Company to accept an alternative proposal as permitted by such exclusivity or definitive agreement or applicable Delaware law.

       (e) In the event there exists several Significant Asset Disposition Proposals with respect to different Significant Asset Dispositions, the terms of this Section 2.1 shall apply to each Significant Asset Disposition Proposal severally.

       (f) For clarification purposes, it is understood and agreed that, in the event the Company enters into a definitive agreement with a Third Party with respect to an Acquisition Transaction or a Significant Asset Disposition, nothing in this Agreement shall prohibit or preclude Verizon or any of its Affiliates from making a proposal regarding the consummation of a competing or alternative Acquisition Transaction or Significant Asset Disposition, as the case may be.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       Section 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Verizon as follows:

       (a) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. The Company has the full legal capacity, right and power and all authority required to enter into, execute and deliver this Agreement and to perform and comply fully with its obligations hereunder. The execution and delivery of this Agreement by the Company have been


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duly authorized by all requisite organizational action on the part of the
Company. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, the Company enforceable against the Company in accordance with its terms, except (A) as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect generally affecting creditors' rights or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (B) the remedy of specific performance and injunctive relief hereunder may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

       (b) NO CONFLICTS; CONSENTS.

              (i) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof applicable to it will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which the Company is a party, (B) any charter, by-laws, trust agreement, partnership agreement or any other organizational document of the Company, if applicable, or (C) any law, statute, rule or regulation, or any judgment, order, writ, injunction or decree of any Governmental Entity applicable to the Company.

              (ii) Other than filing this Agreement or a Form 8-K, under the Securities Exchange Act of 1934, as amended, no consents, approvals or authorizations of, or notices or filings with, any Person or Governmental Entity are required to be obtained or made by the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof applicable to the Company.

       Section 3.2 REPRESENTATIONS AND WARRANTIES OF VERIZON. Verizon represents and warrants to the Company as follows:

       (a) AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Verizon has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform and comply fully with Verizon's obligations hereunder. The execution and delivery of this Agreement by Verizon have been duly authorized by all requisite corporate action on the part of Verizon. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Verizon enforceable against Verizon in accordance with its terms, except (A) as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect generally affecting creditors' rights or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (B) the remedy of specific performance and injunctive relief hereunder may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


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       (b) NO CONFLICTS; CONSENTS.

              (i) The execution and delivery by Verizon of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof applicable to it will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which Verizon is a party, (B) Verizon's certificate of incorporation or by-laws, or (C) any law, statute, rule or regulation, or judgment, order, writ, injunction or decree of any Governmental Entity applicable to Verizon.

              (ii) No consents, approvals or authorizations of, or notices or filings with, any Person or Governmental Entity are required to be obtained or made by Verizon in connection with the execution and delivery by Verizon of this Agreement, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof applicable to Verizon.

                                   ARTICLE IV

                                  MISCELLANEOUS

       Section 4.1 SPECIFIC PERFORMANCE. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and, therefore, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement.

       Section 4.2 ENTIRE AGREEMENT. This Agreement and other agreements expressly referred to herein constitute the entire agreement among the Company and Verizon with respect to the express subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company and Verizon with respect to the express subject matter hereof.

       Section 4.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the Company and Verizon

       Section 4.4 TERM. This Agreement shall terminate on the earliest to occur of: (i) the consummation of an Acquisition Transaction; (ii) the 90th consecutive day on which Verizon or one of its Affiliates does not Beneficially Own shares of Class A Common Stock equal to 2% or more of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock as of the date hereof; IT BEING UNDERSTOOD that the term "Beneficially Own" for the purposes of this clause (ii) shall presume that any securities held by Verizon or its Affiliates that are convertible into shares of Class A Common Stock are immediately convertible into shares of Class A Common Stock, notwithstanding any term in any such securities to the


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contrary; or (iii) the tenth anniversary of the date hereof.

       Section 4.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

       Section 4.6 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective (a) upon receipt if delivered personally, (b) upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier), and (c) on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

                  If to the Company:

                  David A. Persing, Esq.
                  Metromedia Fiber Network, Inc.
                  c/o Metromedia Company
                  One Meadowlands Plaza
                  East Rutherford, New Jersey  07073-2137
                  Telecopy Number:  (201) 531-2803

                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York  10019-6064
                  Attn:  Douglas A. Cifu, Esq.
                  Telecopy Number:  (212) 757-3990

                  If to Verizon:

                  Verizon Investments Inc.
                  3900 Washington Street, 2nd Floor
                  Wilmington, DE 19802
                  Attn:  President
                  Telecopy Number:  (302) 761-4228


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                  with copies to:

                  Verizon Communications Inc.
                  1095 Avenue of the Americas
                  New York, New York  10036
                  Attn: Associate General Counsel - Strategic Transactions Telecopy Number: (212) 764-2739

                  and

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attn:  Frederick S. Green, Esq.
                  Telecopy Number:  (212) 310-8007


       Section 4.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the applicable laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions.

       Section 4.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and legal representatives. Neither party to this Agreement shall be permitted to assign this Agreement; PROVIDED, that, Verizon may assign its rights under this Agreement to any Affiliate that agrees in writing to be bound by the terms of this Agreement.

       Section 4.9 INTERPRETATION. For the purposes of this Agreement, (i) terms defined in the singular shall be held to include the plural and VICE VERSA and words of one gender shall be held to include the other gender as the context requires, and (ii) the terms "hereof", "herein", "hereunder" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules hereto) and not to any particular provision of this Agreement. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

       Section 4.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

                     [Signatures appear on following page.]


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       IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on the date hereof.

                                       THE COMPANY:

                                       METROMEDIA FIBER NETWORK, INC.


                                       By: /s/ Nick Tanzi
                                           -------------------------------------
                                           Name:  Nick Tanzi
                                           Title: President and CEO



                                       VERIZON:

                                       VERIZON INVESTMENTS INC.


                                       By: /s/ Phil Seskin
                                           -------------------------------------
                                           Name:  Phil Seskin
                                           Title: Senior Vice-President